As filed with the Securities and Exchange Commission July 11, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRANCHOUT FOOD INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	81-3980472 (I.R.S. Employer Identification No.)

205 SE Davis Avenue

Bend, Oregon 97702

Telephone: (844) 263-6637

(Address of Principal Executive Offices,

including Zip Code)

BranchOut Food Inc. 2022 Equity Incentive Plan

(Full title of the plan)

Eric Healy

Chief Executive Officer

205 SE Davis Avenue

Suite C

Bend, Oregon 97702

Telephone: (844) 263-6637

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dane Johansen

Parr Brown Gee & Loveless

101 South, 200 East, Suite 700

Salt Lake City, Utah 84111

Telephone: (801) 532-7840

Rowland Day

465 Big Echo Bay

Bigfork, Montana 59911

Telephone: (949) 350-6500

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registration has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Branchout Food Inc., a Nevada corporation (the “Company”) for the purpose of registering an aggregate of 600,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) issuable under BranchOut Food Inc. 2022 Equity Incentive Plan (the “Plan”).

As of January 1, 2022, the Company’s board of directors and the holders of a majority of the outstanding shares of the Company’s voting stock adopted the Plan. The number of shares of Common Stock reserved to be issued under the Plan was 1,500,000.

On June 16, 2023, the Company effected a 1-for-2.5 reverse stock split of all outstanding shares of its Common Stock (the “Reverse Split”), and, pursuant to the terms of the Plan, the number of shares of Common Stock reserved to be issued under the Plan was decreased to 600,000. On June 21, 2023, the Company completed an initial public offering and listing on the Nasdaq Capital Market of its Common Stock (the “IPO”). At the time of the IPO, the Company had 311,008 stock options outstanding under the Plan.

The Common Stock share amounts stated in the first paragraph are presented on a post-split basis and reflect the Reverse Split.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated by reference in this Registration Statement are the following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

(1)	the Company’s prospectus filed with the Commission on June 15, 2023 (including the exhibits thereto), pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (SEC File No. 333-271422);

(2)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 15, 2023, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(3)	the Company’s Current Reports on Form 8-K filed with the Commission on June 22, 2023 and June 27, 2023, pursuant to Sections 13(a) or 15(d) of the Exchange Act.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the Commission), subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company’s Bylaws provide that each officer or director who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (defined as any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative), by reason of the fact that he or she is or was a director or officer of the Company or a director or officer or an affiliate of a predecessor corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or is or was serving in any capacity at the request of the Company as a director, officer employee, agent, partner, member, manager or fiduciary or, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise (an “Indemnitee”) shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to Nevada Revised Statutes Section 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to Nevada Revised Statutes Section 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The Company shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Company, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding the foregoing, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

To the extent that a director or officer of the Company is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Company shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in by him or her in connection with the defense.

Under Section 78.751 of Nevada Revised Statutes, the Company shall indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of: (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (b) any claim, issue or matter therein, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.

The foregoing summaries are necessarily subject to the complete text of the statute, the Company’s Bylaws, and the arrangements referred to above, and are qualified in their entirety by reference thereto.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation of the Company
4.2	Bylaws of the Company
4.3	Branchout Food Inc. 2022 Equity Incentive Plan
5.1	Opinion of Parr Brown Gee & Loveless as to the legality of the securities being registered*
23.1	Consent of M&K CPAS PLLC*
23.2	Consent of Parr Brown Gee & Loveless (included in Item 5.1 above)*
24.1	Power of Attorney (included on signature page of this Registration Statement).
107	Filing Fee Table*

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this item do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bend, State of Oregon, on July 11, 2023.

BRANCHOUT FOOD INC.

/s/ Eric Healy
Eric Healy
Chief Executive Officer &
Chairman of the Board of Directors

POWER OF ATTORNEY

We, the undersigned officers and directors of BranchOut Food Inc., hereby severally constitute and appoint each of Eric Healy (with full power to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for them and in their name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Healy	Chairman of the Board and Chief Executive Officer
Eric Healy	(Principal Executive Officer)	July 11, 2023

/s/ Douglas Durst	Chief Financial Officer
Douglas Durst	(Principal Financial Officer and Principal Accounting Officer)	July 11, 2023

/s/ John Dalfonsi
John Dalfonsi	Director	July 11, 2023

/s/ Greg Somerville
Greg Somerville	Director	July 11, 2023

/s/ David Israel
David Israel	Director	July 11, 2023